SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TELTRONICS, INC.
(Exact name of issuer as specified in its charter)

Delaware                                                              59-2937938
(State or jurisdiction of incorporation)                             (IRS Employer Identification No.)

2150 Whitfield Industrial Way
Sarasota, Florida 34243
(Address of Principal Executive Offices)

Teltronics, Inc. 1995 Incentive Stock Option Plan
(Full title of plan)

John N. Blair, Esq.
2645 Sheridan Drive
Tonawanda, New York 14150
(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE*

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $.001 par value	1,250,000	$4.25	$5,312,500	$1,476.88

The approximate date of the proposed sale of securities offered hereby is on or after November 29, 1999.

*Computed in accordance with Rule 457(h).

CROSS-REFERENCE SHEET

                    As required by Item 501(b) of Regulation S-K, the following sets forth the location of the disclosures required by Items 1 and 2 of Form S-8 in the Section 10(a) Prospectus prepared in accordance with Rule 428 promulgated under the Securities Act of 1933.

Form S-8 Item No.	Location in Section 10(a) Prospectus
1	Plan Information
2	Registrant Information and Employee Plan Annual Information

[Balance of page intentionally left blank]

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

           Item 3.     Incorporation of Documents by Reference

          The Company hereby incorporates by reference and makes a part of this registration statement the documents described in (a) - (b) below. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents.

          (a)      The Company's Annual Report on Form 10-K for the period ending December 31, 1998, filed pursuant to Section 13(a) of the Exchange Act, and containing audited financial statements for that period; and

          (b)      All other reports filed by the Company pursuant to Section 13(a) of the Exchange Act since December 31, 1998.

          Item 4.     Description of Securities

          COMMON STOCK

           The Company has Forty Million (40,000,000) authorized shares of Common Stock, $.001 par value per share, of which 4,054,522 shares were issued and outstanding as of November 12, 1999. All shares of Common Stock outstanding are, and the shares offered hereby when paid for and issued will be, legally issued, fully paid and non-assessable. Holders of the Common Stock are entitled to one vote per share with respect to all matters that are required by law to be submitted to vote of shareholders. Holders of the Common Stock are not entitled to cumulative voting. This means that the holder(s) of more than fifty percent (50%) of the aggregate voting rights of the Company's securities can elect all of the directors of the Company. The Common Stock has no redemption, preemptive or sinking fund rights. Holders of the Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefore. The Company has never paid any dividends on its Common Stock and intends, for the foreseeable future, that earnings generated by the Company's operations will be used to pay dividends on preferred stock, if any, and to finance the Company's working capital and market expansion requirements. The Company, therefore, does not anticipate that any dividends will be paid to holders of Common Stock. In the event of liquidation, dissolution or winding up the Company, holders of Common Stock are entitled to share ratably in the amount available for distribution to the holders of Common Stock.

           NON-VOTING COMMON STOCK

           The Company has authorized the issuance of Five Million (5,000,000) shares of Non-Voting Common ("NVC") Stock. The Company's Board of Directors has the power to determine the dividend, conversion rights, redemption rights and similar matters of any future series of NVC Stock that may be issued. None of the NVC stock is presently issued and outstanding as of November 12, 1999.

           PREFERRED STOCK

           The Company is authorized to issue Five Million (5,000,000) shares of Preferred Stock ("Preferred Stock"), par value $.001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine without further action by the Company's shareholders.

           The Company has designated and issued to its Senior Vice President of Business Development One Hundred Thousand (100,000) of the shares of the Preferred Stock as Series A Preferred Stock (the "Series A Preferred Stock"). Each share of the Series A Preferred Stock is entitled to Four Hundred (400) votes and is not entitled to any dividends. The Series A Preferred Stock is subject to restrictions on transfer and resale, including the right of the Company to approve or disapprove any sale, transfer or other disposition to any third party not controlled by its Senior Vice President of Business Development.

           The Company has designated and issued Twenty Five Thousand (25,000) shares of the Preferred Stock as Series B Preferred Stock (the "Series B Preferred Stock"). Each share of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible and dividends payable in cash until February, 2002 at the rate of $12.00 per share per annum payable quarterly. In the event of liquidation, dissolution or winding up of the Company prior to any distributions to the holders of any other class or series of capital stock of the Company, including holders of Common Stock, the holders of the Series B Preferred Stock are entitled to receive $100.00 per share. The shares of Series B Preferred Stock are convertible at the option of the holder, in whole or in part, at any time at an initial conversion price of $2.75 per share subject to adjustment under certain circumstances. The Company has the option, under certain circumstances, commencing February 26, 2000, to redeem the Series B Preferred Stock.

           Except for the shares of Series A Preferred and Series B Preferred Stock described above, the Company does not have any immediate plans, agreements, understandings or arrangements which would result in the issuance of any shares of Preferred Stock.

           Item 5.      Interests of Named Experts and Counsel.

           N/A

           Item 6.      Indemnification of Directors and Officers

           As authorized under Delaware Law, the Company in its Certificate of Incorporation and By-Laws has adopted broad indemnification and liability limiting provisions regarding its officers and directors, including limitations of liability for certain violations of the duty of care normally imposed upon officers and directors. Accordingly, under certain circumstances the stockholders of the Company will have more limited recourse against those individuals than would be the case in the absence of such provisions.

           Item 7.      Exemption from Registration Claimed.

           N/A

           Item 8.      Exhibits.

           The Company has filed the following as exhibits to this registration statement and has listed each by reference to the sequential subsection numbers of Regulation S-K, Item 601(b):

Exhibit Number	Item 601(b) Number	Description
4.1	4	Teltronics, Inc. 1995 Incentive Stock Options Plan(1)
4.2	4	Amendment No. 1 to Teltronics, Inc. 1995 Incentive Stock Option Plan(1)
5.1	5	Opinion of Blair & Roach Regarding Legality of Securities Registered
23.1	23	Consent of Blair & Roach (contained in the opinion of Blair & Roach filed as Exhibit No. 5.1)
23.2	23	Consent of Ernst & Young LLP

(1) Filed as an Exhibit to Teltronics' Definitive Proxy Statement filed May 9, 1997

           Item 9.      Undertakings.

           The undersigned Company hereby makes the following undertakings pursuant to Item 512 of Regulation S-K:

           (a) (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                     (iii)      To include any material information with respect to the plan and distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           Provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

           (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b)      The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

           (e)      The undersigned Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

           (h)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy in the Act and will be governed by the final adjudication of such issue.

           Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sarasota, State of Florida, on this 29th day of November, 1999.

TELTRONICS, INC.
/s/ Ewen R. Cameron
Ewen R. Cameron, President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

November 29, 1999	/s/ Ewen R. Cameron
Ewen R. Cameron, Director, President and Chief Executive Officer (Principal Executive Officer)
November 29, 1999	/s/ Mark E. Scott
Mark E. Scott, Vice-President of Finance, Secretary, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)
November 29, 1999	/s/ Norman R. Dobiesz
Norman R. Dobiesz, Director
November 29, 1999	/s/ Gregory G. Barr
Gregory G. Barr, Director
November 29, 1999	/s/ Carl S. Levine
Carl S. Levine, Director